Contact:	Paul Coghlan	5:00 EDT
	Vice President, Finance, Chief Financial Officer	Tuesday, January 12, 2010
	(408) 432-1900	NATIONAL DISTRIBUTION

LINEAR TECHNOLOGY REPORTS QUARTERLY AND YEAR OVER YEAR INCREASES IN REVENUES AND OPERATING PROFITS WITH REVENUES GROWING 9% SEQUENTIALLY FROM THE PRIOR QUARTER. THE COMPANY IS ALSO RAISING ITS QUARTERLY DIVIDEND AND GUIDING FOR CONTINUED STRONG SALES GROWTH IN THE THIRD QUARTER.

Milpitas, California, January 12, 2010, Linear Technology Corporation (NASDAQ-LLTC), a leading, independent manufacturer of high performance linear integrated circuits, today reported financial results for the quarter ended December 27, 2009.  Revenue of $256.4 million for the second quarter of fiscal year 2010 increased $20.2 million or 9% compared to the previous quarter’s revenue of $236.1 million and increased $7.2 million or 3% over $249.2 million reported in the second quarter of fiscal year 2009.  Net income of $75.5 million increased $14.8 million or 24% over the first quarter of fiscal year 2010 and decreased $10.7 million or 12% from the second quarter of fiscal year 2009 which had a gain on the early retirement debt of $14.6 million and a lower tax rate of 20.7% compared to 24.5% this quarter.

Diluted earnings per share (“EPS”) of $0.33 increased $0.06 cents per share over the first quarter of fiscal year 2010 and decreased $0.05 cents per share from the second quarter of fiscal year 2009. Diluted EPS was calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) and included $7.3 million ($0.02 per share) of non-cash interest expense related to the amortization of the debt discount on the Company’s Convertible Senior Notes in accordance with Financial Accounting Standards Board (“FASB”) Staff Position No. APB 14-1 (“FSP APB 14-1”), which the Company adopted during the first quarter of fiscal year 2010.   All adjustments were made retrospectively as of the April 24, 2007 issuance of the Convertible Senior Notes and, therefore, all prior quarters and years have been adjusted accordingly.

During the December quarter the Company’s cash, cash equivalents and marketable securities balance increased by $33.0 million to $942.5 million.  The Company is increasing its quarterly dividend from $0.22 per share to $0.23 per share.  This marks the 18th consecutive year the Company has increased its dividend.  The cash dividend of $0.23 per share will be paid on February 24, 2010 to stockholders of record on February 12, 2010.

According to Lothar Maier, CEO, “The Company began to recover from the global recession in the first quarter, but we continued to be relatively cautious as we entered the second quarter given the economic climate and level of uncertainty among our customers.  However, the recovery continued throughout the second quarter and we experienced stronger than expected bookings with particular strength in the industrial, communication and computer end-markets.   This allowed us to beat the high end of our second quarter revenue guidance as we grew revenues $20.2 million or 9% sequentially.  In addition, higher gross margins and tight operating expense controls resulted in a 16% increase in our operating income, thereby increasing our operating margin to 45.1% of sales, up from 42.2% last quarter.

Our factories continue to execute well, enabling us to maintain low lead times which allows our customers to place orders on us close to their demand requirements.  Strong second quarter bookings and a related postive book-to-bill ratio that was higher than we have experienced in the past several quarters, leads us to be optimistic as we enter our third quarter.  As a result, we are forecasting revenue growth for our third fiscal quarter in the range of 7% to 10% over our second fiscal quarter.”

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements.  In particular, the statements regarding the demand for our products, our customers’ ordering patterns and the anticipated trends in our sales and profits are forward-looking statements.  The forward-looking statements are dependent on certain risks and uncertainties, including such factors, among others, as the timing, volume and pricing of new orders received and shipped, the timely introduction of new processes and products, general conditions in the world economy and financial markets and other factors described in our 10-K for the fiscal year ended June 28, 2009.

Company officials will be discussing these results in greater detail in a conference call tomorrow, Wednesday, January 13, 2010 at 8:30 a.m. Pacific Coast Time.  Those investors wishing to listen in may call (719) 325-4865, or toll free (877) 340-7912 before 8:15 a.m. to be included in the audience.   There will be a live webcast of this conference call that can be accessed through www.linear.com or www.streetevents.com.  A replay of the conference call will be available from January 13, 2010 through January 19, 2010.

You may access the archive by calling (719) 457-0820 or toll free (888) 203-1112 and entering reservation #6316441.  An archive of the webcast will also be available at www.linear.com and www.streetevents.com as of January 13, 2010 until the second quarter earnings release next year.

Linear Technology Corporation, a manufacturer of high performance linear integrated circuits, was founded in 1981, became a public company in 1986 and joined the S&P 500 index of major public companies in 2000.  Linear Technology products include high performance amplifiers, comparators, voltage references, monolithic filters, linear regulators, DC-DC converters, battery chargers and battery management systems, data converters, communications interface circuits, RF signal conditioning circuits, uModule® products, and many other analog functions.  Applications for Linear Technology’s high performance circuits include telecommunications, cellular telephones, networking products such as optical switches, notebook and desktop computers, computer peripherals, video/multimedia, industrial instrumentation, security monitoring devices, high-end consumer products such as digital cameras and MP3 players, complex medical devices, automotive electronics, factory automation, process control, and military and space systems. For more information, visit www.linear.com.

For further information contact Paul Coghlan at Linear Technology Corporation, 1630 McCarthy Blvd., Milpitas, California   95035-7417, (408) 432-1900.

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
GAAP (unaudited)
	Three Months Ended				Six Months Ended
	Dec. 27,	Sep. 27,		Dec. 28,	Dec. 27,	Dec. 28,
	2009	2009		2008*	2009	2008*
Revenues	$ 256,364	$ 236,135		$ 249,196	$ 492,499	$ 559,547
Cost of sales (1)	61,621	59,583		60,278	121,204	131,750
Gross profit	194,743	176,552		188,918	371,295	427,797

Expenses:
Research & development (1)	46,682	45,340		45,793	92,022	96,653
Selling, general & administrative (1)	32,459	31,659		32,573	64,118	69,680
Restructuring	-	-		1,564	-	1,564
	79,141	76,999		79,930	156,140	167,897
Operating income	115,602	99,553		108,988	215,155	259,900
Interest expense	(11,617)	(11,892)		(13,246)	(23,509)	(27,653)
Amortization of debt discount(1)	(7,296)	(7,229)		(7,753)	(14,525)	(16,058)
Interest income	3,358	3,856		6,113	7,214	13,087
Gain on early retirement of convertible
senior notes	-	-		14,644	-	14,644

Income before income taxes	100,047	84,288		108,746	184,335	243,920
Provision for income taxes	24,511	23,601		22,506	48,112	55,373

Net income	$ 75,536	$ 60,687	,	$ 86,240	$ 136,223	$ 188,547

Earnings per share:
Basic	$ 0.33	$ 0.27		$ 0.38	$ 0.60	$ 0.83
Diluted	$ 0.33	$ 0.27		$ 0.38	$ 0.60	$ 0.83

Shares used in the calculation of earnings per share:
Basic	227,265	226,909		225,904	227,093	225,892
Diluted	228,366	227,852		225,936	228,160	226,981

(1) Includes the following non-cash charges:
Stock-based compensation
Cost of sales	$ 2,220	$ 2,295		$ 1,933	$ 4,515	$ 3,819
Research & development	9,521	9,719		8,236	19,240	16,222
Sales, general & administrative	5,301	5,475		4,595	10,776	9,097
Amortization of debt discount (non-
cash interest expense)	7,296	7,229		7,753	14,525	16,058

* As adjusted for the adoption of FSP APB14-1 and EITF 03-6-1.

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)
	December 27,	June 28,
	2009	2009 *
	(unaudited)	(unaudited)
ASSETS:
Current assets:
Cash, cash equivalents and
marketable securities	$942,470	$868,711

Accounts receivable, net of
allowance for doubtful
accounts of $2,052 ($1,790
at June 28, 2009)	124,156	95,434

Inventories	52,191	52,531

Deferred tax assets and
other current assets	77,026	72,575
Total current assets	1,195,843	1,089,251

Property, plant & equipment, net	245,889	258,425

Other noncurrent assets	71,096	73,853
Total assets	$1,512,828	$1,421,529

LIABILITIES & STOCKHOLDERS’
EQUITY:
Current liabilities:
Accounts payable	$13,400	$10,531

Accrued income taxes, payroll & other accrued liabilities	91,811	86,313

Deferred income on shipments
to distributors	28,499	28,497
Total current liabilities	133,710	125,341

Convertible senior notes (1)	1,285,574	1,280,617

Deferred tax and other long-term
liabilities	207,869	201,908

Stockholders’ equity:
Common stock	1,290,257	1,247,092

Accumulated deficit	(1,408,077)	(1,438,524)

Accumulated other
comprehensive income	3,495	5,095
Total stockholders’ deficit	(114,325)	(186,337)
	$1,512,828	$1,421,529
* As adjusted for the adoption of FSP APB14-1.

(1) Principal owed on Convertible Senior Notes at December 27, 2009 and June 28, 2009 is $1,396 million and $1,406 million, respectively, due to the above amounts including non-cash adjustments of $110 million and $125 million, respectively, as a result of the implementation of FSP APB14-1.

LINEAR TECHNOLOGY CORPORATION
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
(In thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	Dec. 27,	Sep. 27,	Dec. 28,	Dec. 27,	Dec. 28,
	2009	2009	2008*	2009	2008*

Reported net income
(GAAP basis)	$ 75,536	$ 60,687	$ 86,240	$ 136,223	$ 188,547

Stock-based compensation (1)	17,042	17,489	14,764	34,531	29,138
Amortization of debt
discount(2)	7,296	7,229	7,753	14,525	16,058
Income tax effect of
non-GAAP adjustments	(5,963)	(6,921)	(4,660)	(12,804)	(10,260)

Non-GAAP net income	$ 93,911	$ 78,484	$ 104,097	$ 172,475	$ 223,483

Basic	$ 0.41	$ 0.35	$ 0.46	$ 0.76	$ 0.99
Diluted	$ 0.41	$ 0.34	$ 0.46	$ 0.76	$ 0.98

1)	Linear began expensing stock options in the first quarter of fiscal year 2006.

2)
Amortization of debt discount is a non-cash interest expense related to the adoption of FSP APB 14-1. The Company adopted FSP APB 14-1 during the first quarter of fiscal year 2010. All adjustments were made retrospectively as of the date of issuance of the Convertible Senior Notes and, therefore, all prior quarters and years have been adjusted accordingly.

The Company’s non-GAAP measures set forth above exclude charges related to stock-based compensation and the amortization of the Company’s debt discount which is a non-cash interest expense.  The Company’s management uses non-GAAP net income and non-GAAP net income per diluted share to evaluate the Company’s current operating results and financial results and to compare them against historical financial results.  The Company excludes stock-based compensation and non-cash interest expenses and the related tax effects primarily because they are significant non-cash expense estimates, which management separates for consideration when evaluating and managing business operations. In addition management believes it is useful to investors because it is frequently used by securities analysts, investors and other interested parties in evaluating the Company and provides further clarity on it’s profitability.

In addition, the Company believes that providing investors with these non-GAAP measurements enhances their ability to compare the Company’s business against that of its many competitors who employ and disclose similar non-GAAP measures.  This financial measure may be different from non-GAAP methods of accounting and reporting used by the Company’s competitors to the extent their non-GAAP measures include other items.  The presentation of this additional information should not be considered a substitute for net income or net income per diluted share prepared in accordance with GAAP.